       1                                                         Exhibit 4-A

1995 AT&T EMPLOYEE STOCK PURCHASE PLAN



1.     Purposes

The 1995 AT&T Employee Stock Purchase Plan (the "Plan") provides Eligible Employees with an opportunity to purchase AT&T Common Stock through payroll deductions. The Plan is intended as an employment incentive and to encourage stock ownership in order to participate in the economic progress of the American Telephone and Telegraph Company during the term of the Plan. This Plan is not intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended.

2.     Definitions

2.1. "Administrator" means the Senior Vice President-Human Resources of the Company. The Senior Vice President-Human Resources may delegate any or all of the administrative functions under this Plan to such individuals, committees, or entities as he or she considers appropriate.

2.2. "AT&T Common Stock" means shares of common stock, par value $1.00, of the Company.

2.3.   "Board of Directors" means the Board of Directors of the Company.

2.4. "Company" means American Telephone and Telegraph Company, a New York corporation.

2.5. "Eligible Compensation" means an Eligible Employee's basic salary rate, lump sum merit awards, and incentive compensation payable from the Company or a Subsidiary, but shall not include overtime, shift differentials, or other premium pay, or awards under long and short term incentive plans for senior managers.

2.6. "Eligible Employees" means all persons who during an Offering are employees of the Company or a Subsidiary who are employed:

(a) in the United States and are participants in the AT&T Management Pension Plan, or

(b) outside the United States and are included in a group of employees designated by the Administrator as being eligible for participation in the Plan.

2.7. "Exercise Date" means the date or dates in each Plan Year as the Administrator shall determine.

2.8. "Offering" means the offering of shares of AT&T Common Stock to Eligible Employees pursuant to the Plan. Each Offering shall be for a limited period commencing on such date as the Administrator shall determine and ending on the next Exercise Date.

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2.9.   "Plan Year" means January 1, 1995 through December 31, 1995 and each subsequent calendar year that the Plan is in effect.

2.10.  "Plan" means this 1995 AT&T Employee Stock Purchase Plan.

2.11. "Subsidiary" means any corporation in which the Company directly or indirectly owns stock possessing 50% or more of the total combined voting power of all classes of stock.

2.12. Unless the context otherwise requires, any reference to a Section means the particular section of this Plan.

3.     Shares

The aggregate number of shares which may be purchased under the Plan shall not exceed 25,000,000, subject to adjustment in accordance with Section 12. Shares issued under the Plan may consist, in whole or part, of authorized and unissued shares or treasury shares.

4.     Offering; Purchase Price

Each Eligible Employee on an Exercise Date shall be entitled to purchase, in the manner and on the terms herein provided, shares of AT&T Common Stock at the purchase price set forth below, with amounts deducted from Eligible Compensation pursuant to Section 6.

The purchase price per share of AT&T Common Stock sold to Eligible Employees hereunder for any Offering shall be 85% of the average of the reported highest and lowest sale prices of shares of AT&T Common Stock on the New York Stock Exchange on each of the ten days immediately preceding the applicable Exercise Date. Anything herein to the contrary notwithstanding, the purchase price shall not be less than the par value of the AT&T Common Stock.

5.     Stock Purchase Agreements

Any Eligible Employee shall participate in an Offering by filing a Stock Purchase Agreement before an Exercise Date in accordance with rules and procedures established by the Administrator. Once an Eligible Employee has filed a Stock Purchase Agreement he or she shall participate in the Offering unless he or she is permitted to withdraw from the Offering in accordance with rules and procedures established by the Administrator.

6.     Payment for Shares

Payment for shares of AT&T Common Stock purchased hereunder shall be made by authorized payroll deductions from an Eligible Employee's Eligible Compensation. In his or her Stock Purchase Agreement, an Eligible Employee shall authorize a deduction of any full dollar amount or of an amount equal to any full percentage of his or her Eligible Compensation; provided, however, that the total deduction in any Plan Year shall not exceed 10% of the Eligible Employee's Eligible Compensation paid during that Plan Year.

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7.     Purchase of Shares

On each Exercise Date, the Company shall use the amounts deducted from the Eligible Compensation of each Eligible Employee to purchase shares of AT&T Common Stock based on his or her Stock Purchase Agreement.

8.     Issuance of Shares; Stock Certificates

The shares of AT&T Common Stock purchased by an Eligible Employee on an Exercise Date shall be deemed, for all purposes, to have been issued and sold at the close of business on such Exercise Date. Prior to that time none of the rights or privileges of a stockholder shall exist with respect to such shares.

At the close of business on the Exercise Date, the Eligible Employee shall have all the rights and privileges of a stockholder with respect to the number of shares of AT&T Common Stock purchased by the Eligible Employee on such date. To the extent required by law, the Company shall cause to be issued and delivered, a certificate or its equivalent for the number of shares of AT&T Common Stock purchased by an Eligible Employee on such Exercise Date, which certificate or equivalent shall be registered in the manner designated in the Eligible Employee's Stock Purchase Agreement.

9.     Procedure if Insufficient Shares Available

If on any Exercise Date the aggregate funds available for the purchase of shares of AT&T Common Stock pursuant to Section 7 would purchase a number of shares in excess of the number of shares then available for purchase under the Plan:

(a) the Administrator shall proportionately reduce the number of shares which would otherwise be purchased by each Eligible Employee on such Exercise Date in order to eliminate such excess,

(b) the Plan shall automatically terminate immediately after such Exercise Date, and

(c) any remaining amount previously deducted from each Eligible Employee's Eligible Compensation shall be refunded to each such Eligible Employee.

10.    Rights Not Transferable

Rights to purchase shares under the Plan are exercisable only by the Eligible Employee during his or her lifetime and are not transferable by him other than by will or the laws of descent and distribution. Any attempt by an Eligible Employee to transfer his or her rights to purchase shares under the Plan, other than by will, shall be of no effect.






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11.    Administration of the Plan

Subject to the general control of, and superseding action by, the Board of Directors, the Administrator shall have full power to administer the Plan. The Administrator shall adopt rules and procedures not inconsistent with the provisions of the Plan for its administration, including procedures for the Company to satisfy any applicable tax withholding obligations. The Administrator shall adopt the form of Stock Purchase Agreement and of all notices. The Administrator's interpretation and construction of the Plan shall be final and conclusive.

12.    Recapitalization; Effect of Certain Transactions

The aggregate number of shares of AT&T Common Stock reserved for purchase, and the calculation of the purchase price per share, under the Plan shall be appropriately adjusted to reflect any increase or decrease in the number of issued shares of AT&T Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, effected without receipt of consideration by the Company.

If AT&T shall merge or consolidate, whether or not AT&T is the surviving or resulting corporation in such merger or consolidation, any Offering hereunder shall pertain to and apply to shares of stock of AT&T or any shares issued in connection with such merger or consolidation in exchange for shares of stock of AT&T, unless prior to such merger or consolidation, the Board of Directors of the Company shall, in its discretion, terminate the Plan and/or any Offering hereunder. Notwithstanding the foregoing, a dissolution or liquidation of AT&T shall cause the Plan and any Offering hereunder to terminate and the entire amount deducted pursuant to an Eligible Employee's Stock Purchase Agreement shall be refunded to each such Eligible Employee.

If the Company shall merge or consolidate with a corporation that is not an Affiliate of the Company, whether or not the Company is the surviving or resulting corporation in such merger or consolidation, any Offering hereunder shall pertain to and apply to shares of stock of the Company or any shares issued in connection with such merger or consolidation in exchange for shares of stock of the Company, unless prior to such merger or consolidation, the Board of Directors of the Company shall, in its discretion, terminate the Plan and/or any Offering hereunder. Notwithstanding the foregoing, a dissolution or liquidation of the Company shall cause the Plan and any Offering hereunder to terminate and the entire amount deducted pursuant to an Eligible Employee's Stock Purchase Agreement shall be refunded to each such Eligible Employee.

13.    Application of Funds

All funds received by the Company under the Plan may be used for any corporate purpose.



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14.    Repurchase of Stock

AT&T shall not be required to repurchase from any Eligible Employee shares of AT&T Common Stock which such Eligible Employee acquires under the Plan.

15.    Notice

Any notice which an Eligible Employee files pursuant to the Plan shall be in the appropriate form and shall be delivered by hand or mailed, postage prepaid, in accordance with the Plan's administrative rules and procedures.

16.    Alternate Contribution Methods

Anything herein to the contrary notwithstanding, if authorized payroll deductions from an Eligible Employee's Eligible Compensation are not permitted by reason of the provisions of local law applicable to the Company or a Subsidiary, or are not practicable in the opinion of the Administrator, the Administrator may designate an appropriate alternative method pursuant to which affected Eligible Employees may make payment for shares of AT&T
Common Stock purchased hereunder which would otherwise have been made pursuant to Section 6. Payments made hereunder shall be deemed to have been made pursuant to Section 6.

17.    Amendment of the Plan

The Board of Directors may at any time, or from time to time, alter or amend the Plan in any respect, except that, without approval of the stockholders of AT&T, no amendment may increase the number of shares reserved for purchase, or reduce the purchase price per share, under the Plan other than as provided in Section 12.

18.    Expiration and Termination of the Plan

The Board of Directors may terminate the Plan or any Offering hereunder at any time for any reason. Unless terminated earlier hereunder, the Plan shall continue in effect through December 31, 1999.